                                                              PRELIMINARY COPIES
                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule
     14a-11(c) or Rule 14a-12

                            Talley Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

     Shareholders' Committee to Remove Entrenched and Arrogant Management.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                                                              PRELIMINARY COPIES
                TALLEY INDUSTRIES, INC. SHAREHOLDERS' COMMITTEE
                  TO REMOVE ENTRENCHED AND ARROGANT MANAGEMENT

Dear Fellow Shareholders of Talley Industries, Inc.:

     We are a shareholder group, representing approximately 9.94% of Talley's outstanding shares of Common Stock, called the Shareholders' Committee to Remove Entrenched and Arrogant Management or SCREAM. We are no longer willing or able to stand by while current management runs Talley into the ground and its shareholders around in circles -- all the while collecting enormous paychecks and retirement benefits for themselves. Over the years we watched helplessly as management was forced to sell off Talley's airbag business in 1989, just as the airbag industry was poised to "take off," as a consequence of its decision to invest in real estate, just as the bottom fell out of that market. We have been victimized by the collapse of the stock's price and its failure to recover, even in the midst of one of the longest and strongest bull markets in the nation's history. And, through it all, we have endured management's practice of paying itself generously, even in the worst of times, and even more generously upon even the hint of improved performance.

     Why is this the case??? BECAUSE CURRENT MANAGEMENT HAS BUILT A CORPORATE GOVERNANCE STRUCTURE THAT SHUTS SHAREHOLDERS OUT OF THE PROCESS AND ENSURES THAT IT WILL STAY IN CONTROL OF TALLEY AND ITS PURSE STRINGS FOR THE INDEFINITE FUTURE.

                 WHAT HAS MANAGEMENT DONE FOR YOU LATELY???????

     By any measure, Talley's performance has been abysmal over the last decade. Still, Talley's management, led by CEO William Mallender, has been more than generously compensated all the same. In case there is any doubt, consider the following charts, based upon information in Talley's annual and periodic reports and proxy statements, which compare Talley's operating earnings with the compensation Mr. Mallender has received, and Talley's stock price performance with the S&P 500 Index:

                                   TALLEY - %      S&P 500 - %
YEAR                                   CHANGE           CHANGE
1986                                        0                0
1987                                    -6.29             2.02
1988                                   -23.89            14.67
1989                                   -43.71            45.91
1990                                   -70.42            36.66
1991                                   -79.58            72.21
1992                                   -83.95             78.1
1993                                   -63.53            92.59
1994                                   -57.85            89.62
1995                                   -57.55           154.31
1996                                   -63.53           205.84

                                  MALLENDER'S        OPERATING
YEAR                                      PAY              EPS
1990                                 $605,606          ($6.25)
1991                                 $520,218          ($5.24)
1992                                 $660,524          ($2.11)
1993                               $2,386,630          ($0.85)
1994                               $1,370,323            $0.13
1995                               $1,022,554            $0.25

                                  THE SOLUTION

     Talley's problems are abundantly clear. We believe that at least the initial steps to resolving those problems are equally clear. Therefore, the accompanying Proxy Statement sets forth our "package" -- (1) a fresh, independent slate of nominees for the three director positions on Talley's Board to be filled at the Annual Meeting on April 8, 1997; (2) our proposals recommending that the Board act to amend Talley's Certificate of Incorporation and Bylaws to restore meaningful shareholder participation; (3) our proposal, first submitted to the shareholders last year over the objections of Talley's entrenched management, to eliminate the Company's Rights or "Poison Pill" Plan and return decisions regarding Talley's future to its shareholders; and (4) our proposal recommending that the Board retain an independent investment banker to evaluate Talley's many businesses and design a restructuring plan that will place Talley on the path to improved shareholder value.

     We believe that election of our director nominees and adoption and implementation of our proposals are long overdue steps necessary to change Talley's direction. We believe that these actions will permit Talley to focus on rebuilding shareholder value in general and its core businesses in particular. We also believe that these steps will permit Talley to rid itself of the scourge of the entrenched managers who have demonstrated their inability to increase stock prices meaningfully, or to improve operating results or other measures of shareholder value, but who unfailingly compensate themselves without regard to such measures.

                 STEP ONE -- REVITALIZE THE BOARD OF DIRECTORS

     As you can see from the biographical materials included in our Proxy Statement, all three of our director nominees have long, distinguished records of service in business and government. All have significant experience in managing large, diversified operating companies and governmental units -- experience that relates directly to one or more of Talley's businesses. In addition, these nominees share other less obvious traits -- ALL ARE COMMITTED TO RUNNING TALLEY FOR THE BENEFIT OF ITS SHAREHOLDERS AND BELIEVE THAT MANAGEMENT COMPENSATION SHOULD REFLECT THE SUCCESS OF MANAGEMENT IN MEETING SHAREHOLDER GOALS AND MAXIMIZING SHAREHOLDER VALUE.

     In stark contrast to the experience of our nominees is the track record of the directors whom they would replace and the array of compensation due to these incumbents. Messrs. Benson and Hoopes have been members of the Board of Directors since 1988 and 1979, respectively. THAT IS, BOTH WERE MEMBERS OF THE BOARD THAT WAS FORCED TO SELL TALLEY'S AIRBAG BUSINESS BECAUSE OF ITS DECISION TO INVEST IN REAL ESTATE -- WHILE TALLEY'S STOCK PRICE FELL FROM $24.37 IN 1987 TO $2.62 IN 1992. Like other non-employee members of the Board, each currently is entitled to receive: (1) a $27,000 annual fee; (2) per meeting fees of $1,000 for Board meetings and $650 for committee meetings (and both are members of the Audit Committee); (3) reimbursement of expenses for attendance at meetings; (4) 1,000 shares of stock annually AT NO COST TO THE DIRECTORS; and (5) 1,000 stock options annually, again AT NO COST TO THE DIRECTORS. In addition, since each has served as a director for in excess (one may say well in excess) of five years, each also is entitled to receive, at shareholders' expense: (1) deferred compensation/retirement benefits equal to his highest eligible compensation during the three years preceding retirement or termination; (2) benefits under a medical plan, and business travel and accident insurance policy provided AT NO COST TO THE DIRECTOR; (3) coverage under Talley's group life insurance policy AT NO COST TO THE DIRECTOR; and (4) upon resignation from the Board on or after his 70th birthday (which, in the case of Mr. Hoopes is now, since he is 74) a lump sum payment of $50,000. AND, NOT ONLY ARE THESE TWO DIRECTORS ENTITLED TO RECEIVE ALL OF THESE FINANCIAL GOODIES -- THEY WERE MEMBERS OF THE BOARD THAT VOTED TO PROVIDE MOST, IF NOT ALL, OF THEM.

     The last incumbent director up for reelection, Mr. Mallender, is another story. He has been Chairman and Chief Executive Officer since 1983 and in that role has presided over Talley's dismal operating and stock market performance, while receiving overly generous cash payments, stock and option grants and fringe benefits available to nonemployee directors. As Chairman and Chief Executive Officer, in 1995 Mr. Mallender received (1) cash compensation in excess of $775,000 and (2) other compensation of almost $250,000. The other compensation includes benefits paid by Talley Manufacturing to the extent that such benefits exceed Internal Revenue limits on amounts payable by Talley itself, insurance premiums and matching 401(k) plan contributions. Of course Mr. Mallender, like nonemployee directors, enjoys the benefits of Talley's pension, retirement, group life, health and accident plans.

     Unfortunately, even if the shareholders succeed in ousting Mr. Mallender as a director at the upcoming Annual Meeting and a new Board seeks to terminate his employment with Talley, he will continue to siphon funds from Talley's treasury. The Board of Directors (at a time when both Messrs. Benson and Hoopes were members) has provided Mr. Mallender with a "golden parachute" under which Talley must pay him a lump sum equal to twice his annual compensation (including salary and bonus and incentive awards) upon termination of his employment for any reason. THAT IS, MR. MALLENDER, THANKS TO HIS BOARD OF DIRECTORS, IS ENTITLED TO RECEIVE OVER $2 MILLION IN CASH, EVEN IF THE BOARD FIRES HIM FOR GOOD AND SUFFICIENT REASON!

     Despite the costs involved in removing Mr. Mallender, however, we believe that the price is worth paying in order to open up Talley to new, energetic and imaginative management. We also anticipate that a newly constituted Board of Directors, not under Mr. Mallender's influence and control, will revisit Talley's compensation arrangements and will bring them into line with the realities of a less-than-successful publicly held company.

                 STEP TWO -- RESTORE SHAREHOLDER PARTICIPATION

     Talley's Certificate of Incorporation and Bylaws bristle with so-called "shark repellent" provisions designed to defend existing management against shareholder "interference." First and foremost, the staggered Board of Directors ensures that at least two annual meetings must elapse before existing shareholders or a potential acquiror can replace a majority of the directors. In addition, a supermajority vote (equal to at least 80% of the outstanding shares entitled to vote) is required to remove a director, and even then removal is only permitted "for cause." Similar supermajority votes are required to authorize any virtually any transaction that has the potential for resulting in a change in control and, therefore, a change in management. Finally, although permitted under state law, shareholders are prohibited from acting by written consent and have no authority to require the call of shareholders' meetings. The overall effect of these provisions is to make it virtually impossible for shareholders to take any meaningful role in Talley's management or in determining its future direction, apart from, or in opposition to, the desires of management. AND, THE CERTIFICATE AND BYLAWS REQUIRE AN 80% SHAREHOLDER VOTE TO CHANGE ANY OF THESE PROVISIONS PROTECTING CURRENT MANAGEMENT.

     As if these shark repellents were not enough, the Board instituted and, last year, extended, Talley's Rights or "Poison Pill" Plan. This Plan strips shareholders of the ability to act directly on offers for their shares by permitting the Board of Directors to reject tender offers without presentation to the shareholders and to inhibit offers for Talley's stock which the Board considers "unfriendly." The Board neither provided for nor sought shareholder input when it first adopted and then extended the Poison Pill Plan. THE BOARD INSISTS ON KEEPING THIS PLAN IN PLACE, DESPITE THE FACT THAT LAST YEAR HOLDERS OF NEARLY 38% OF TALLEY'S STOCK VOTED WERE CAST IN SUPPORT OF A SHAREHOLDER RESOLUTION URGING THAT THE RIGHTS PLAN BE TERMINATED OR ITS CONTINUATION SUBMITTED TO A SHAREHOLDER VOTE.

     Adoption and implementation of our proposals to amend the Certificate and Bylaws and eliminate the Poison Pill will serve a starting point for dismantling management's defenses and returning control of Talley's destiny to the shareholders. Our specific proposals are as follows.

' FIRST, we are seeking to ELIMINATE THE STAGGERED BOARD OF DIRECTORS, effective with the 1998 annual meeting. This will give shareholders the right to voice their approval or disapproval of the performance of their directors on an annual basis and will remove a significant impediment to takeover attempts. And, since the change will not take effect until the 1998 annual meeting, the seven carryover directors, working with our three directors, will have a transition period in which to prepare the Board for a return to the "real world" of Board accountability.

' SECOND, we are seeking changes to the Certificate of Incorporation and Bylaws that will PERMIT HOLDERS OF 10% OR MORE OF THE TALLEY'S VOTING STOCK TO CALL SHAREHOLDERS' MEETINGS. We believe that this action will restore a substantial degree of shareholder democracy to Talley's management.

' THIRD, we are seeking TERMINATION OF THE POISON PILL PLAN. We believe that the existence of the Poison Pill depresses stock prices, inhibits potential takeovers, serves the interest of management in keeping their jobs and reduces management's accountability. We believe that there is no place in Talley's future for a device which permits members of current management to retain their positions and to avoid shareholder accountability.

     Under Delaware law, amendments to Talley's Certificate of Incorporation must be initiated by the Board of Directors. Therefore, by voting in favor of our corporate governance proposals, you are requesting that the Board of Directors act to submit appropriate amendments to a shareholder vote, which then must be approved by an 80% vote. Elimination of the Poison Pill Plan likewise requires Board action, although no shareholder vote is required. Therefore, adoption of our proposals will begin the longer process of actually amending the Certificate of Incorporation.

     EVEN IF OUR CORPORATE GOVERNANCE PROPOSALS AND OUR PROPOSAL TO ELIMINATE THE POISON PILL PLAN ARE ADOPTED, THE BOARD IS NOT REQUIRED TO ACT ON THEM. HOWEVER, THE LARGER THE VOTE IN FAVOR OF OUR PROPOSALS, THE MORE DIFFICULT IT WILL BE FOR THE BOARD TO CONTINUE TO EVADE ITS FIDUCIARY DUTIES.

    THEREFORE, EVERY SHAREHOLDER VOTE IN FAVOR OF OUR PROPOSALS IS CRITICAL.

               STEP THREE -- REFOCUS ON TALLEY'S CORE BUSINESSES

     Talley currently is comprised of a total of 21 companies, with operations in five different industry segments, involved in unrelated businesses ranging from manufacturing propellant devices, electronic components and custom designed buttons for military and commercial uniforms, to the provision of naval architectural and marine engineering services. Mixed in Talley's hodgepodge of businesses are some -- like its specialty steel businesses -- that appear to be quite profitable or promising. Unfortunately, as demonstrated by Talley's abysmal operating results over the years, the portfolio also includes a number of less profitable elements. In addition, the extremely wide variety of Talley's businesses requires a disproportionate contingent of management personnel performing overlapping jobs, with accordingly higher overhead and administrative expenses.

     Because we are not privy to Talley's internal financial information and must rely on publicly available information, we are not now in a position to recommend precisely which businesses should be retained and developed and which should be disposed of. What is clear to us, however, is that Talley's current portfolio of businesses cannot be managed efficiently or operated profitably. Talley must abandon any pretensions of being an old-fashioned conglomerate and, instead, must focus its management and financial resources on a small number of core businesses.

     Therefore, we propose that the Board of Directors retain an independent investment banker for the purpose of evaluating all of Talley's businesses and recommending a coherent restructuring program -- identifying those businesses that should be retained and developed and those that should be divested. We are aware of the Board's long relationship with Bear Stearns and, in light of that relationship, believe that another investment banker should be retained. Once the Board and its advisers have devised and implemented a restructuring program, we anticipate that Talley will begin to deliver the shareholder value that its investors expect and deserve.

                             THE TIME TO ACT IS NOW

     Saad Alissa, one of the principal members of SCREAM, has spent much of the last two years trying to convince management to enhance shareholder value by divesting non-core businesses, removing impediments to potential takeovers and improving operating performance. Needless to say, each and every suggestion for improvement has been ignored or rejected by management, primarily in the person of Mr. Mallender.

     We believe that the replacement of three existing Board members, including Mr. Mallender, by our nominees, and the adoption and implementation of our other proposals, will provide Talley's shareholders with much needed leadership and with an opportunity to enjoy increased value from their investment.

     Please sign and return the enclosed BLUE proxy card(s) today. If you have any questions, please feel free to call us.

                                          Sincerely,

                                          SCREAM

                                          By:
                                             -----------------------------------
                                             Robert T. Craig
                                             (803) 671-5806

                                             -----------------------------------
                                             Ralph A. Rockow
                                             (602) 995-3700

                                             -----------------------------------
                                             George A. Sawyer
                                             (703) 418-6095
February   , 1997

                        YOUR VOTE IS EXTREMELY IMPORTANT

     (1) Please SIGN, MARK, DATE and MAIL your BLUE proxy card(s) in the enclosed postage-paid envelope. If you wish to vote FOR OUR NOMINEES, and IN FAVOR OF OUR PROPOSALS you must submit the enclosed BLUE proxy card(s) and MUST NOT submit Talley's proxy card.

     (2) If you have already voted Talley's proxy card, you have every legal right to change you mind and vote FOR OUR NOMINEES and IN FAVOR OF OUR PROPOSALS on the BLUE proxy card(s). Only your latest dated proxy card will be counted.

     (3) If your shares are held for you by a bank or brokerage firm, only your bank or brokerage firm can vote your shares, and only after receiving your instructions as to how to vote. Please call your bank or broker and instruct your representative to vote your shares FOR OUR NOMINEES and IN FAVOR OF OUR PROPOSALS on the BLUE proxy card.

     (4) TIME IS OF THE ESSENCE. PLEASE VOTE TODAY.

     If you have any questions or need assistance in voting your shares or in changing your vote, please contact Beacon Hill Partners, Inc. at the toll-free number listed below:

     BEACON HILL PARTNERS
     90 BROAD STREET
     NEW YORK, NEW YORK, 10004
     (212) 843-8500 (CALL "COLLECT")
                    OR
     CALL TOLL FREE -- (800) 854-9486

                                                              PRELIMINARY COPIES
                            SHAREHOLDERS' COMMITTEE
                TO REMOVE ENTRENCHED AND ARROGANT MANAGEMENT OF
                            TALLEY INDUSTRIES, INC.

Dear Fellow Shareholders of Talley Industries, Inc.:

     SCREAM, the Shareholders' Committee to Remove Entrenched and Arrogant Management of Talley Industries, Inc., is soliciting proxies to be used at
Talley's 1997 Annual Meeting, to be held on April 8, 1997, at [     ] o'clock
[ .m], Mountain Standard Time, at [               ,               ,
Arizona     ].

     As set forth in more detail in the accompanying Proxy Statement, we have nominated a slate for election to the Board of Directors and submitted a number of shareholder proposals, all directed toward two related goals -- enhancing shareholder value and dislodging entrenched, arrogant and ineffective management. To these ends, we are proposing election of three independent and highly knowledgeable directors (and, in the process removal of three "lifers" from the Board) and calling on the Board to adopt certain corporate governance changes to ensure shareholder accountability and prevent future management entrenchment and, with the help of an independent financial adviser, adopt a rational and disciplined program to focus the Company's business, invest its funds and enhance shareholder value.

     We have chosen to act now because we are convinced that current management has demonstrated that it is unable to run the Company effectively. Consider that:

     X From 1986 to 1996, the S&P 500 Index ROSE BY WELL OVER 200%.

     X During that same decade the price of Talley's Common Stock DECREASED BY
       MORE THAN 63%.

     X And, not incidentally, from 1985 to 1995, the Company SUFFERED AGGREGATE
       LOSSES OF MORE THAN $69 MILLION.

               THIS IS NOT THE RECORD OF AN EFFECTIVE MANAGEMENT.

     Consider too, that this very management was forced to sell off Talley's airbag business in 1989, just as the airbag industry was poised to "take off," as a consequence of its decision to invest in real estate, just as the bottom fell out of that market.

     Recently, the Company has received over $170 million in litigation damages and from the sale of its disastrous real estate holdings. WE DO NOT WANT THE MANAGEMENT RESPONSIBLE FOR THE COMPANY'S PAST CATASTROPHIC INVESTMENT AND DIVESTITURE DECISIONS TO INVEST $170 MILLION OF THE SHAREHOLDERS'/COMPANY'S MONEY.

     We have recognized for some time that the Company is underperforming under the burden of entrenched management with no vision and no focus. And, we have attempted to work with management to overcome inertia and turn things around. Among other things we have (i) met with and engaged in less formal exchanges with management; (ii) made specific suggestions for focusing the Company's business on its potentially most profitable elements; (iii) suggested actions to enhance shareholder value; (iv) submitted a nominee for election to the Board of Directors; and (v) submitted a shareholder proposal designed to eliminate the Company's Rights Plan -- a virtually insurmountable barrier against any takeover attempt. Rather than welcoming our interest and participation, or taking its own, independent steps to improve the Company's performance, MANAGEMENT HAS IGNORED, REBUFFED OR REJECTED OUR EFFORTS AND INTERFERED WITH OUR RIGHTS AS SHAREHOLDERS AT EVERY OPPORTUNITY.

     We have finally concluded that our efforts to cooperate with management are doomed to fail because INSTEAD OF OPERATING THE COMPANY FOR THE BENEFIT OF THE SHAREHOLDERS, THE TOUCHSTONE OF CURRENT MANAGEMENT IS ITS OWN PRESERVATION AND ENRICHMENT. That management's mind is not on the shareholders is clear from the Company's dismal financial performance. That management is interested in staying in control is demonstrated by the fact that Company's governing documents contain an almost impregnable array of anti-takeover ("shark repellent") provisions. And, if you are looking for evidence of management's interest in its own financial well-being, you need look no further than the compensation awarded to the Company's chief executive. William Mallender who has presided over the entire era of the Company's financial failure as both Chairman of the Board and CEO, received AGGREGATE COMPENSATION OF $4.78 MILLION, FROM 1993 TO 1995 (WHEN THIS COMPANY HAD OPERATING LOSSES OF $3.37 MILLION), AND IS ENTITLED TO MORE THAN $2 MILLION IF HIS EMPLOYMENT WITH THE COMPANY IS TERMINATED FOR ANY REASON.

     Particularly since Mr. Mallender is standing for reelection at the 1997 Annual Meeting, we believe that this is the time for shareholders to reassert their interests in the Company and its management. In particular, we are seeking your proxy to:

     (1) Elect three members of the Board of Directors committed to the goals of SCREAM and, in so doing, remove directors -- including the Chairman, William Mallender -- who have presided over the Company as its businesses and stock price have languished; and

     (2) Recommend that the Board act promptly to eliminate provisions of Talley's Certificate of Incorporation and Bylaws that inhibit shareholder action, to eliminate the Company's "poison pill" and to retain an independent investment banker to assist the Board in evaluating Talley's businesses and designing and implementing a plan to concentrate on core businesses and invest its financial resources and in considering other means for enhancing shareholder value.

     WE URGE YOU TO READ OUR ACCOMPANYING PROXY STATEMENT CAREFULLY AND TO SEND ENTRENCHED, ARROGANT AND INEFFECTIVE MANAGEMENT A STRONG AND CLEAR MESSAGE THAT THE BOARD OF DIRECTORS MANAGES THE COMPANY FOR THE SHAREHOLDERS, NOT THEMSELVES, AND THAT THE SHAREHOLDERS DEMAND -- AND DESERVE -- AN EFFECTIVE AND ACCOUNTABLE MANAGEMENT. WE NEED YOUR SUPPORT AND URGE YOU TO JOIN US BY GIVING SCREAM YOUR PROXY AS THE FIRST, LONG OVERDUE STEP IN CHANGING TALLEY'S DIRECTION.

     All shareholders of record as of February 26, 1997, are entitled to vote at the Annual Meeting. You may revoke any proxy previously given by executing our BLUE PROXY CARD(S).

     Call us if you have any questions or suggestions.

                                          Sincerely,

                                          SCREAM

                                          By:

                                            ------------------------------------
                                            Robert T. Craig
                                            (803) 671-5806

                                            ------------------------------------
                                            Ralph A. Rockow
                                            (602) 995-3700

                                            ------------------------------------
                                            George A. Sawyer
                                            (703) 418-6095

February   , 1997

                                                              PRELIMINARY COPIES
                                PROXY STATEMENT
              OF SHAREHOLDERS' COMMITTEE TO REMOVE ENTRENCHED AND
                      ARROGANT MANAGEMENT IN OPPOSITION TO
                MANAGEMENT AND THE CURRENT BOARD OF DIRECTORS OF
                            TALLEY INDUSTRIES, INC.

                      1997 ANNUAL MEETING OF SHAREHOLDERS
                          SCHEDULED FOR APRIL 8, 1997

                               FEBRUARY   , 1997

Dear Fellow Shareholders of Talley Industries, Inc.:

     This Proxy Statement, the accompanying letter to shareholders of Talley Industries, Inc. and the enclosed BLUE proxy card(s), are being sent to you by a group of your fellow shareholders, SCREAM -- Shareholders' Committee to Remove Entrenched and Arrogant Management -- of Talley Industries, Inc. ("Talley" or the "Company") -- in connection with our solicitation of proxies to be used at
the 1997 Annual Meeting of Stockholders to be held on April 8, 1997, at [     ]
o'clock [       .m], Mountain Standard Time, at [            ,           ,
Arizona ], or at any adjournments or postponements thereof (collectively, the
"Annual Meeting"). As of [February   , 1997], the members of SCREAM beneficially
owned an aggregate of 1,476,950 shares, or approximately 9.94%, of Talley's outstanding Common Stock.

     Three directors are to be elected at the Annual Meeting. SCREAM is seeking proxies for its slate of directors -- consisting of Robert T. Craig, Ralph A. Rockow and George A. Sawyer (the "SCREAM NOMINEES"). SCREAM also is proposing (the "SCREAM PROPOSALS") that the shareholders recommend that the Board of
Directors:

     (1) Act to amend the Certificate of Incorporation to eliminate the "classified" Board and to provide that, commencing with the 1998 annual meeting, all directors be elected annually for one-year terms;

     (2) Act to amend the Certificate of Incorporation to require the call of special shareholders' meetings upon the demand of the holders of ten percent (10%) or more of the Company's voting stock;

     (3) Act either to (i) redeem the preferred stock purchase rights granted under the Company's Rights or "Poison Pill" Plan and eliminate the Plan or (ii) permit the shareholders to decide whether to retain or eliminate the Rights and the Plan;

     (4) Review the Certificate of Incorporation and Bylaws to identify and eliminate provisions that limit shareholder participation, including certain supermajority voting requirements; and

     (5) Retain an independent investment banker or other financial adviser to
         (i) evaluate the Company's businesses and recommend a coherent restructuring program, including identifying those businesses that should be retained and developed and those that should be divested and how most effectively to apply the proceeds of such divestitures, as well as funds already in the Company's treasury, and assist the Board in implementing the program once devised and (ii) consider other means for enhancing shareholder value, including the advisability of declaring a special dividend to the Company's shareholders and/or implementing a stock buy-back program.

     Stockholders of record as of the close of business on February 26, 1997 are entitled to vote at the Annual Meeting. According to the Company's filings with the Securities and Exchange Commission (the "SEC"), as of that date, 14,582,494 shares of Common Stock, 14,000 shares of Series A Preferred Stock and 750,000 shares of Series B Preferred Stock (the Series A and Series B Preferred Stock being referred to collectively as the "Preferred Stock") were issued and outstanding.

     The directors will be elected exclusively by the holders of Common Stock. Holders of Common and Preferred Stock will vote together as a single class on each of the SCREAM Proposals. Therefore, if you own more than one class of the Company's stock, you have received one BLUE proxy card for each class held.

     This Proxy Statement and the accompanying letter to shareholders and the
BLUE proxy card(s) are first being furnished on or about [February   , 1997].

                                   IMPORTANT

     WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD(S) IN THE POSTAGE-PAID ENVELOPE PROVIDED. BY SO DOING YOU WILL GRANT SCREAM YOUR PROXY TO VOTE YOUR SHARES FOR THE ELECTION OF THE THREE SCREAM NOMINEES AND IN FAVOR OF EACH OF THE SCREAM PROPOSALS.

     WE URGE THAT YOU DO NOT SIGN AND RETURN ANY PROXY CARD PROVIDED BY TALLEY. IF YOU HAVE ALREADY DONE SO, YOUR PROXY AUTOMATICALLY WILL BE REVOKED IF YOU SIGN AND RETURN THE ENCLOSED BLUE PROXY CARD(S). YOU ALSO CAN REVOKE EARLIER PROXIES BY WRITTEN REVOCATION FILED WITH THE SECRETARY OF THE COMPANY OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

     IF YOU OWN YOUR SHARES IN THE NAME OF A BROKER OR OTHER NOMINEE, YOU MUST TELL YOUR NOMINEE HOW TO VOTE YOUR SHARES. YOUR NOMINEE CANNOT VOTE YOUR SHARES WITHOUT SPECIFIC INSTRUCTIONS FROM YOU. THESE INSTRUCTIONS CAN BE GIVEN BY COMPLETING AND RETURNING YOUR BLUE PROXY CARD(S) TODAY.

                          VOTING AT THE ANNUAL MEETING

     Shareholders may vote in person or by proxy at the Annual Meeting. Each share of Common Stock is entitled to one vote in the election of directors and each share of Common and Preferred Stock is entitled to one vote on each of the SCREAM PROPOSALS.

     By letter dated February 5, 1997, Saad A. Alissa, one of the founding members of SCREAM, submitted to the Company a Notice of Stockholder Nominations and Intent to Bring Business Before the 1997 Annual Meeting, as required by the
Company's Bylaws. As of [February   , 1997], the Company had not indicated
whether it will permit the SCREAM NOMINEES and the SCREAM PROPOSALS to come before the Annual Meeting. The Company did not permit a nominee put forth by Mr. Alissa to stand for election at the 1996 annual meeting.

     SCREAM intends to take all measures reasonably necessary to ensure that our nominees and proposals come before the Annual Meeting. If management of the Company refuses to bring the SCREAM NOMINEES and the SCREAM PROPOSALS before the Annual Meeting, the persons named in the BLUE proxy card(s) intend to withhold all votes. To the extent that this action results in the absence of a quorum (a majority of the shares outstanding and entitled to vote at the Annual Meeting) and the Annual Meeting is adjourned or postponed, SCREAM intends to pursue its remedies to ensure that the SCREAM NOMINEES and the SCREAM PROPOSALS come before the reconvened Annual Meeting.

     If, and at such time as, management of the Company permits the SCREAM NOMINEES and the SCREAM PROPOSALS to come before the Annual Meeting, all shares will be voted as specified on each properly executed BLUE proxy card. If no choice is specified, the shares will be voted FOR the SCREAM NOMINEES and IN FAVOR OF each of the SCREAM PROPOSALS. Proxies, once given, may be revoked at any time by filing with the Secretary of the Company either a written revocation or a duly executed proxy card bearing a later date or by appearing in person at the Annual Meeting and voting in person.

             ELECTION OF SCREAM NOMINEES TO THE BOARD OF DIRECTORS

     Talley currently has ten directors. The terms of Neil W. Benson, Townsend Hoopes and William H. Mallender will expire at the Annual Meeting. We propose that shareholders elect the three SCREAM NOMINEES to the three positions to be filled at the Annual Meeting. If elected, the SCREAM NOMINEES would hold office for three years (until the annual meeting in 2000), unless the SCREAM Proposal to amend the Company's Certificate of Incorporation to eliminate the classified Board is adopted at the Annual Meeting and implemented prior to the 1998 annual meeting. If the classified Board was eliminated prior to the 1998 annual meeting, the terms of all of the directors would expire in 1998. Although we have no reason to believe that any of the SCREAM NOMINEES will not be available to stand for election at the Annual Meeting or to serve if elected, in the event of an unexpected vacancy in the SCREAM slate, the persons named on the BLUE proxy card have agreed to vote for the election of such substitute nominee(s) as may be proposed by SCREAM.

     Assuming that a quorum is present, in person or by proxy, at the Annual Meeting, the directors will be elected by a plurality of the votes cast by the holders of Common Stock. This means that the three nominees receiving the greatest number of votes cast will be elected. Because the directors will be elected on the basis of the number of votes cast, proxies which are marked "Withhold Authority" or on which a broker or other nominee has indicated a lack of discretionary authority ("broker non-votes") will not be counted in the election of directors.

     The persons named on the BLUE proxy card do not intend to vote any shares for the election of nominees proposed by Talley. Instead, they will vote for the SCREAM NOMINEES.

     The accompanying BLUE proxy card, if properly completed, executed and delivered, will be voted in accordance with your instructions, as reflected on such card. You may vote your shares of Common Stock FOR the election of the SCREAM NOMINEES by marking the appropriate box on the BLUE proxy card. You may withhold your vote from any one of our nominees by writing the name of such nominee in the space provided on the BLUE proxy card.

     IF YOU PROPERLY SIGN, DATE AND RETURN THE BLUE PROXY CARD, BUT DO NOT INDICATE YOUR INSTRUCTIONS THEREON, YOUR SHARES WILL BE VOTED FOR EACH OF THE SCREAM NOMINEES.

     Below are the name, business address, principal occupation and age of each of the SCREAM NOMINEES.

Robert T. Craig
14 Spotted Sandpiper
Hilton Head Island, SC
29928 Mr. Craig served for 15 years in various senior executive positions with TRW, Inc., a diversified company involved in the automotive and space and defense industries whose shares are traded on the New York Stock Exchange, retiring in 1987. TRW manufactures airbag and steering systems, engine valves, pistons, satellites, electronic components, and other products. From 1975 to 1987, Mr. Craig served as Vice President and Division General Manager of TRW's Power Accessories Division, a business unit of TRW which generated approximately $150 million in revenues in 1986 and had approximately 1,200 employees. During the same period, he held a number of other operating management positions within high technology business units of TRW involved in the development and production of products including aircraft fuel systems, nuclear products and torpedo propulsion systems. Mr. Craig holds a Bachelor of Science degree in Electrical Engineering from the Massachusetts Institute of Technology and a Master of Science degree in Electrical Engineering from Case Western Reserve University. Mr. Craig is 69.

Ralph A. Rockow
Exodyne, Inc.
Exodyne Business Park
8433 North Black Canyon
Highway, Suite 200
Phoenix, AR 85021            Mr. Rockow currently serves as the Chairman of the
                             Board and President of Exodyne Inc., a private company which he founded in 1982, and as either
                             Chairman or Chairman and President of each of its four wholly owned operating subsidiaries. Through these subsidiaries and their approximately 850 employees, Exodyne specializes in research, engineering and technical support services, manufacturing, educational services and real estate investment. Exodyne has over 100 offices nationwide, conducts business domestically and internationally in commercial, industrial and government markets and generated revenues of approximately $40 million in its most recent fiscal year. From 1976 to 1982, Mr. Rockow was employed by the Company, holding a number of senior operating positions, finally as Group President of the Government and Technical Products Group, the business unit engaged in the design and production of electronics, electromechanical and reinforced plastic parts, aircraft ejection seats and radar weather mapping systems. Mr. Rockow holds Bachelor of Science and Master of Science degrees in Mechanical Engineering from The Ohio State
                             University and has written and presented on numerous technical topics. He is 63.

George A. Sawyer
2001 Jefferson Davis
Highway
Suite 607
Arlington, VA 22202          Since 1991, Mr. Sawyer has been affiliated with
                             John F. Lehman & Company, a partnership which focuses on mergers, acquisitions and restructurings in the aerospace, marine and defense industries.
                             During that time he also has served as an independent consultant to these industries on technical, program and manufacturing issues. In addition, from 1993 until 1995, Mr. Sawyer served as Chief Executive Officer of Sperry Marine, Inc., a leading international supplier of marine navigation and control systems to naval and commercial maritime markets and, until 1996, also served as Vice Chairman of Sperry Marine. From 1988 to 1991 and 1976 to 1981, Mr. Sawyer served as the President of John J. McMullen Associates, Inc., a major international ship design and engineering firm that currently has assets in excess of $50 million. John J. McMullen Associates was acquired by the Company in 1988. Mr. Sawyer also has served as Assistant Secretary of the Navy and as a senior executive of a number of major corporations involved in electronics and aerospace manufacturing, infrastructure design and construction, environmental technology and nuclear application development. Mr. Sawyer currently serves as a director of Blacklight Power, Inc. Mr.
                             Sawyer is a graduate of Yale University, B.A., Phi
                             Beta Kappa, and has completed graduate work in Nuclear Engineering at Knolls Atomic Power
                             Laboratories. He is 66.

                              THE SCREAM PROPOSALS

SCREAM PROPOSAL NO. 1: ELIMINATE THE CLASSIFIED BOARD AND PROVIDE ONE YEAR TERMS
                       FOR ALL DIRECTORS

     The Company's Certificate of Incorporation mandates a "classified" Board of Directors, consisting of three classes of directors of as nearly equal size as possible, with the members of one class elected each year. Consequently, the shareholders cannot vote on all of the directors at each annual meeting. As a practical matter, this means that at least two annual meetings must come and go before the shareholders can replace a majority of the Board.

     SCREAM believes that the classified Board serves to entrench existing management and inhibit change, all to the detriment of shareholders. Elimination of the classified Board would give shareholders the opportunity to voice their approval or disapproval of the performance of all of their directors annually and remove a significant impediment to takeover attempts. We believe that annual election of directors would ensure that all of the directors remain accountable to the shareholders and that management decisions reflect the interests of Talley's shareholders, rather than those of management itself. And, since the change would not take effect until the 1998 annual meeting, the seven carryover directors, working with the three SCREAM directors, would have a transition period in which to prepare the Board for a return to annual accountability.

     Under Delaware law, amendments to the Company's Certificate of Incorporation must be initiated by the Board of Directors. Therefore, SCREAM Proposal No. 1 (the text of which is included in ANNEX A to this Proxy Statement) recommends that the Board of Directors act to amend the Certificate of Incorporation to eliminate the classified Board of Directors, commencing with the election of directors in 1998, by adopting a resolution to that effect and submitting it to a vote of the shareholders at a special meeting called for that purpose as promptly as practicable following the Annual Meeting.

     Approval of SCREAM Proposal No. 1 requires the affirmative vote of a majority of the shares of Talley Common and Preferred Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon, voting as a single class. Therefore, abstentions and broker non-votes will not be counted either for or against SCREAM Proposal No. 1.

     IF YOU PROPERLY SIGN, DATE AND RETURN THE BLUE PROXY CARD(S), BUT YOU DO NOT INDICATE YOUR INSTRUCTIONS THEREON, YOUR SHARES WILL BE VOTED IN FAVOR OF SCREAM PROPOSAL NO. 1.

SCREAM PROPOSAL NO. 2: REQUIRE THE CALL OF SPECIAL STOCKHOLDERS' MEETINGS UPON
                       THE DEMAND OF HOLDERS OF 10% OR MORE OF THE VOTING STOCK

     The Company's Certificate of Incorporation and Bylaws provide that only the Board of Directors, Chairman of the Board and President have the authority to call special meetings of shareholders. The shareholders, on the other hand, do not have the authority to call meetings or require that they be called by the Company. So, no matter what management may do or not do, or why the shareholders may want to meet, they have no right to meet and no power to act independently of management.

     SCREAM believes that it is imperative that Talley's shareholders have the power to act independently at special meetings. However, we believe that such meetings should not be called lightly and recognize that frequently called meetings could impede management and result in substantial additional expense to the Company. Therefore, we are proposing that special meetings should only be called upon the written demand of the holders of ten percent (10%) or more of Talley's outstanding voting stock. We believe that such a provision would work to restore a substantial degree of shareholder democracy and enhance the accountability of management to the shareholders, while preventing the call of unnecessary or unwarranted shareholder meetings.

     Under Delaware law, amendments to the Company's Certificate of Incorporation must be initiated by the Board of Directors, while amendments to its Bylaws may be effected by action of the Board of Directors alone. Therefore, SCREAM Proposal No. 2 (the text of which is included in ANNEX A to this Proxy Statement) recommends that the Board of Directors act to amend the Certificate of Incorporation to permit holders of ten percent (10%) or more of the Company's voting stock to require the call of special meetings upon written demand delivered to the Board of Directors, the President or Secretary, by adopting a resolution to that effect and submitting it to a vote of the shareholders at a special meeting called for that purpose as promptly as practicable following the Annual Meeting and that, assuming shareholder action in favor of such an amendment to the Certificate of Incorporation, the Board of Directors act promptly to amend the Bylaws accordingly.

     Approval of SCREAM Proposal No. 2 requires the affirmative vote of a majority of the shares of Talley Common and Preferred Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon, voting together as a single class. Therefore, abstentions and broker non-votes will not be counted either for or against SCREAM Proposal No. 2.

     IF YOU PROPERLY SIGN, DATE AND RETURN THE BLUE PROXY CARD(S), BUT YOU DO NOT INDICATE YOUR INSTRUCTIONS THEREON, YOUR SHARES WILL BE VOTED IN FAVOR OF SCREAM PROPOSAL NO. 2.

SCREAM PROPOSAL NO. 3: ELIMINATE CERTAIN SUPERMAJORITY VOTING REQUIREMENTS

     The Company's Certificate of Incorporation provides that the affirmative vote of eighty percent (80%) of all classes of the Company's stock entitled to vote is required for amendment of a number of its provisions including, without limitation, the provisions (1) requiring a classified Board of Directors; (2) limiting authority to call special meetings to the Board of Directors, Chairman of the Board and President; and (3) requiring an eighty percent (80%) vote to modify the foregoing supermajority voting provisions. Supermajority votes also are required to amended a number of other anti-takeover or "shark repellent" provisions of the Certificate of Incorporation and Bylaws.

     We believe that supermajority voting provisions, as well as the other shark repellent provisions of the Company's Certificate of Incorporation and Bylaws, impede shareholder democracy and entrench existing management. Therefore, SCREAM believes that the Company's governing documents should be reviewed and revised to eliminate those provisions that discourage shareholder action and encourage management entrenchment.

     Under Delaware law, amendments to the Company's Certificate of Incorporation must be initiated by the Board of Directors. Therefore, SCREAM Proposal No. 3 (the text of which is included in ANNEX A to this Proxy Statement) recommends that the Board of Directors undertake a thorough review of the Company's Certificate of Incorporation and Bylaws for the purpose of identifying and removing those provisions that limit shareholder participation and that, at a minimum, the Board of Directors act to amend the Certificate of Incorporation to eliminate the supermajority vote require to amend those provisions dealing with the structure of the Board of Directors and the call of special shareholder meetings, by adopting a resolution to that effect and submitting it to a vote of the shareholders at a special meeting called for that purpose as promptly as practicable following the Annual Meeting. Under Delaware law, the affirmative vote of more than fifty percent (50%) of the outstanding shares of voting stock is required to amend a certificate of incorporation. Therefore, to the extent that the Board and the shareholders act to eliminate the existing eighty percent (80%) supermajority provisions, the fifty percent (50%) statutory voting requirement will apply.

     SCREAM Proposal No. 3 does not mandate the removal of all provisions that might serve to impede shareholder participation and, therefore, entrench management. However, we believe that, if the Board of Directors undertakes a good faith review of the Certificate of Incorporation and Bylaws, removal of most, if not all, of such provisions will follow.

     Approval of SCREAM Proposal No. 3 requires the affirmative vote of a majority of the shares of Talley Common and Preferred Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon, voting together as a single class. Therefore, abstentions and broker non-votes will not be counted either for or against SCREAM Proposal No. 3.

     IF YOU PROPERLY SIGN, DATE AND RETURN THE BLUE PROXY CARD(S), BUT YOU DO NOT INDICATE YOUR INSTRUCTIONS THEREON, YOUR SHARES WILL BE VOTED IN FAVOR OF SCREAM PROPOSAL NO. 3.

SCREAM PROPOSAL NO. 4: ELIMINATE THE COMPANY'S RIGHTS ("POISON PILL") PLAN OR
                       SUBMIT THE QUESTION OF ITS ELIMINATION OR RETENTION TO A BINDING VOTE OF THE STOCKHOLDERS

     On April 29, 1986, the Board of Directors adopted a shareholder rights plan (commonly known as a "poison pill") (the "Rights Plan"). The Board acted on its own initiative, with neither prior shareholder approval nor subsequent ratification, at a time when there was not even the hint of a hostile takeover attempt. In February 1996, the Board again acted unilaterally, this time to extend the term of the Rights Plan. Again, the Company was not faced with the threat of an unfriendly takeover bid. And, this time the Board acted in the face of a shareholder proposal challenging the continued existence of the Rights Plan.

     Pursuant to the Rights Plan, each share of the Company's Common Stock currently has attached one Right entitling its holder to purchase one one-hundredth (1/100) of a share of the Company's Series C Junior Participating Preferred Stock ("Series C Preferred") at a price of $32. In addition, the Rights separate from the Common Stock ten days after (i) any person acquires fifteen percent (15%) of the Company's Common Stock or (ii) the date of commencement, or the first public announcement, of a tender or exchange offer which would result in the ownership by an person of fifteen percent (15%) or more of the Company's Common Stock (each, an "Acquiring Person Transaction"). Once such separation has occurred, if the Company is a party to a merger or other business combination, or engages in certain other transactions, specified in the Rights Plan, each Right is exercisable for that number of shares of Common Stock which, at the time of the triggering transaction, would have a market value equal to twice the exercise price of the Right. The Rights are redeemable by action of the Company, on ten days notice, at a redemption price of $0.05 per Right, at any time prior to an Acquiring Person Transaction.

     SCREAM believes that the Rights Plan serves the interest of management, to the detriment of the shareholders, by permitting the Board of Directors to reject tender offers and other takeover attempts without presentation to the shareholders. That is, the Board has the ability to act for its own motives, even when an offer could be attractive to some or all of the shareholders. Therefore, we believe that the Board should either redeem the Rights and, thereby, eliminate the Rights Plan, or permit the shareholders to decide whether the Rights and the Plan should be eliminated or retained.

     In response to a shareholder proposal submitted for action at the Company's 1996 annual meeting, management stated its belief that the Rights Plan protects shareholders against potential abuses during the takeover process and permits the Board to negotiate on behalf of all of the shareholders to maximize and enhance shareholder value. In light of management's apparent lack of concern for shareholder value, as evidenced by the Company's historical performance (see "Why Scream??? We Scream!!! -- Historical Performance of the Company"), and given the presence, in the Company's governing documents, of virtually every available shark repellent provision, we believe that management's rationale for adoption and renewal of the Rights Plan is disingenuous at best and self-serving at worst.

     It is SCREAM's view that continuation of the Rights Plan serves the interest of management in perpetuating itself, reduces management's accountability to the shareholders and damages shareholder value. In light of these adverse effects of the Rights Plan, and the fact that it was both adopted and extended, without shareholder approval or ratification, we are again proposing that the Board of Directors either (i) redeem all of the Rights and, thereby, terminate the Rights Plan or (ii) submit to a binding vote of the shareholders the question of whether to eliminate or retain the Rights and the Rights Plan, by adopting a resolution to that effect and submitting it to a vote of the shareholders at a special meeting called for that purpose as promptly as practicable following the Annual Meeting.

     AT THE 1996 ANNUAL MEETING, NEARLY 38% OF THE COMPANY'S SHARES VOTED WERE CAST IN FAVOR OF A SHAREHOLDER PROPOSAL TO ELIMINATE THE RIGHTS PLAN OR TO SUBMIT THE MATTER TO A BINDING SHAREHOLDER VOTE. IMPLEMENTATION AND CONTINUATION OF THE RIGHTS PLAN IN THE FACE OF SUCH SIGNIFICANT SHAREHOLDER OPPOSITION DEMONSTRATES THAT CURRENT MANAGEMENT IS RUNNING THE COMPANY, AND MAKING MANAGEMENT DECISIONS, FOR ITS OWN BENEFIT AND PROTECTION AND NOT FOR THE BENEFIT OF THE COMPANY'S SHAREHOLDERS.

     Approval of SCREAM Proposal No. 4 (the text of which is included in ANNEX A to this Proxy Statement) requires the affirmative vote of a majority of the shares of Common and Preferred Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon, voting together as a single class. Therefore, abstentions and broker nonvotes will not be counted either for or against SCREAM Proposal No. 4.

     IF YOU PROPERLY SIGN, DATE AND RETURN THE BLUE PROXY CARD(S), BUT YOU DO NOT INDICATE YOUR INSTRUCTIONS THEREON, YOUR SHARES WILL BE VOTED IN FAVOR OF SCREAM PROPOSAL NO. 4.

SCREAM PROPOSAL NO. 5: RETAIN AN INDEPENDENT INVESTMENT BANKER AND INSTITUTE A
                       RESTRUCTURING PROGRAM AND OTHER STEPS TO ENHANCE SHAREHOLDER VALUE

     Talley is composed of 21 separate companies. It operates, according to management's reckoning, in five separate industry segments (Government Products and Services; Airbag Royalties; Industrial Products; Specialty Products; and Orderly Sale of Real Estate Assets) and, according to the Company's 1995 Annual Report on Form 10-K, in excess of a dozen sub-segments, ranging from manufacture of propellant devices and electronic components to production of custom designed buttons and provision of naval architectural and marine engineering services.

     Mixed in Talley's hodgepodge of businesses and potential businesses are some -- like airbags and specialty steel -- that appear to be quite profitable or promising. Unfortunately, as demonstrated by the Company's dismal financial performance over the years, the portfolio also includes other, less profitable, elements. We also believe that the broad and disorderly array of the Company's businesses requires a disproportionate contingent of management personnel, with related disproportionate overhead and administrative expenses, and that these too have contributed to the Company's poor financial performance. Based on the Company's consistently anemic results, SCREAM believes that, quite apart from the competence of management, Talley's current businesses cannot be managed efficiently or operated profitably. Therefore, we believe that the Company must resolve its identity crisis and focus its management and financial resources on a small number of profitable or promising core businesses.

     SCREAM also believes that current management lacks the judgment and vision to sort out those businesses that should be pursued from those that should be divested or simply shut down. Our lack of confidence in management is solidly grounded in the Company's history. Between 1976 and 1982, the Company, under the stewardship of Ralph Rockow, one of the SCREAM NOMINEES, pioneered airbag technology by adapting technologies then being employed by the Company in the production of ejection seats and other propellant applications for the military. However, in 1989, a mere two years before the imposition of mandatory airbag standards, Talley was unable to pursue its airbag business, and was forced to sell the Company's then cutting-edge airbag technology to TRW, because of losses resulting from the Company's purchases, recommended by senior management, of commercial real estate on the eve of the collapse of the real estate market.

     Finally, when TRW violated its royalty arrangement with the Company and was found liable to the Company for an aggregate amount exceeding $156 million, management rejected the opportunity to reward its shareholders' patience by declaring a special dividend or instituting a self-tender or buy-back offer for the Company's Common Stock. In so doing, William Mallender, the Company's Chairman and Chief Executive Officer (and one of the directors whose re-election at the Annual Meeting is being opposed by SCREAM), indicated that these actions were not possible because "Talley will have ongoing needs for significant additional capital investment over the next several years."

     IN LIGHT OF THE ABJECT FAILURE OF MANAGEMENT'S INVESTMENTS THE LAST TIME THE COMPANY HAD SIGNIFICANT RESOURCES TO INVEST, WE BELIEVE THAT IT WOULD BE FOOLHARDY TO ENTRUST TO THE SAME MANAGEMENT'S DISCRETION, WITHOUT EXPERT ADVICE AND GUIDANCE, THE APPLICATION OF THE PROCEEDS FROM THE TRW LITIGATION.

     Based on our beliefs that Talley must limit its operations to a handful of carefully chosen and rationally related core businesses, that management is incapable of making well-considered investment decisions, and that it is at least possible that a special dividend or stock buy-back may be productive uses for the Company's new-found cash, we are proposing that the Board of Directors retain an independent investment banker or other, similar financial adviser for the purposes of (1) evaluating all of the Company's businesses and recommending a coherent restructuring program, including, without limitation, identifying those businesses that should be retained and developed and those that should be divested and how most effectively to apply the proceeds of such divestitures, as well as funds already in the Company's treasury, and assisting the Board in implementing such a program as promptly as practicable and (2) considering the advisability of declaring a special dividend to the Company's shareholders and/or implementing a stock buy-back program as means of enhancing shareholder value. And, because Bear Stearns has served as financial adviser for an extended period, coinciding with the period of the Company's depressed performance, we believe that a truly independent adviser, and not Bear Stearns, should be retained for this purpose.

     Approval of SCREAM Proposal No. 5 (the text of which is included in ANNEX A to this Proxy Statement) requires the affirmative vote of a majority of the shares of Talley Common and Preferred Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon, voting together as a single class. Therefore, abstentions and broker non-votes will not be counted either for or against SCREAM Proposal No. 5.

     IF YOU PROPERLY SIGN, DATE AND RETURN THE BLUE PROXY CARD(S), BUT YOU DO NOT INDICATE YOUR INSTRUCTIONS THEREON, YOUR SHARES WILL BE VOTED IN FAVOR OF SCREAM PROPOSAL NO. 5.

                           WHY SCREAM??? WE SCREAM!!!

     SCREAM is composed of five Talley shareholders. We beneficially own, in the aggregate 1,476,950 shares of Talley Common Stock, acquired between 1994 and 1997. Additional information concerning our interest in Talley's securities appears in Annex B to this Proxy Statement.

BACKGROUND AND PRECURSORS OF SCREAM

     The driving force behind the creation of SCREAM (apart from Talley's poor operating results and dismal stock market performance) was Saad A. Alissa. Mr. Alissa, a citizen of the Kingdom of Saudi Arabia, first began to acquire shares of the Company's Common Stock in July 1994, both directly and through Abdullatif Ali Alissa Establishment, a sole proprietorship organized under the laws of the Kingdom of Saudi Arabia (the "Establishment") of which he serves as President. Mr. Alissa has continued to purchase Talley shares directly and through the Establishment and its subsidiaries. At the same time, Mr. Alissa has undertaken a number of steps designed to overcome management inertia and enhance Talley's value for the benefit of its shareholders. As the following summary demonstrates, Mr. Alissa's proposals consistently have been ignored or thwarted by management, while the Company has continued to languish. SCREAM was born out of Mr. Alissa's recognition that there is, in fact, no realistic possibility of effecting change through current management and that, therefore, any improvement in Talley's prospects must commence with the replacement of that management.

     Mr. Alissa first met with William Mallender, Chairman and Chief Executive Officer, and Alex Stamatakis, a member of the Board of Directors, at Mr. Alissa's request, on August 31, 1995. At this meeting, Mr. Alissa explored the possibility of (1) eliminating the Rights Plan (or submitting the matter to a vote of the shareholders); (2) disposing of non-core businesses; and (3) using resulting sale proceeds to retire a portion of the Company's debt. While management promised to consider his proposals, no action resulted from this meeting.

     Given management's unresponsiveness, on November 3, 1995, Mr. Alissa submitted to the Company a shareholder proposal (the "Initial Proposal") for inclusion in its proxy materials for the 1996 annual meeting. Like SCREAM Proposal No. 4, the Initial Proposal called for redemption of the Rights or submission of the matter to a binding vote of the shareholders. While the Initial Proposal was included in the Company's proxy materials, as required by SEC rules, management, not only opposed its adoption but, in February 1996, extended the term of the Rights Plan. This action was taken after receipt of the Initial Proposal and with full knowledge that it challenged the continued existence of the Rights Plan and sought shareholder input on the matter.

     On January 6, 1996, Mr. Alissa exercised his rights as a shareholder of the Company, pursuant to Article II, Section 8 of the Company's Bylaws, to put forth a nominee for election to the Company's Board of Directors at the Company's 1996 annual meeting. In preparation for that meeting, on February 29, 1996, Mr. Alissa demanded access to the Company's shareholder list, as permitted under Delaware law. The Company rejected Mr. Alissa's demand, and in turn demanded assurances from Mr. Alissa that the shareholder communications for which the list was sought would be effected in compliance with applicable law and SEC rules. It was, and remains, Mr. Alissa's position that both the Company's denial of unqualified access to the shareholder list and its implied concern as to the propriety of his purposes were both groundless and inappropriate. However, in the interest of time, Mr. Alissa promptly provided the assurances demanded and finally received access to the shareholder list.

     Thereafter Mr. Alissa did, in fact, communicate with certain other shareholders regarding, among other things, the election of his nominee to the Board of Directors. However, management refused to permit that nomination to come before the 1996 annual meeting. The plain language of both the Company's Bylaws and the Company's proxy materials states that shareholders "may nominate persons for election as director" by complying with certain stated procedures. However, without challenging the adequacy of compliance with such procedures, management took the position that it was not required, to put forward shareholder nominations, but that its sole obligation was to consider for nomination nominees put forward by shareholders.

     On December 17, 1996, at his request, Mr. Alissa again met with William Mallender and with David Victor, a director of the Company. In the course of that meeting, it was Mr. Alissa's understanding that management (1) agreed to his proposal to dispose of the Company's non-core businesses and to focus on such high growth, core businesses as airbags and specialty steel; (2) agreed to develop new, independent investment banking relationships to improve stock sponsorship and to assist in building and expanding the core businesses; and (3) extended an invitation to Mr. Alissa to serve on the Board of Directors. At that meeting, Mr. Alissa requested certain additional information to aid him in reaching a decision as to possible Board service. Mr. Alissa has never received the information requested.

     In fact, no action whatsoever was taken by the Company as to any of the matters discussed at the December 17 meeting. Therefore, in an effort to reestablish constructive dialogue, on January 4, 1997, Mr. Alissa proposed to Mr. Mallender, among other things, that the Company conduct an issuer tender offer, thereby enhancing shareholder value by permitting all shareholders to participate pro rata in such offer.

     Mr. Mallender rejected this proposal almost immediately, labeling it "impractical" and "impossible." However, he did suggest a telephone conversation to discuss Mr. Alissa's proposals. Later, when Mr. Alissa proposed a face-to-face meeting as a more appropriate forum for the discussion, Mr. Mallender declined; indicating that he did not believe that Mr. Alissa's position was sufficiently complex to require a face-to-face meeting.

     On January 29, 1997, Mr. Alissa again demanded access to the Company's shareholder list. The Company failed to grant such access and, as permitted by Delaware law, on February 21, 1997 Mr. Alissa, on behalf of SCREAM, filed suit seeking access to the shareholder list and related shareholder information. In addition, on February 6, Mr. Alissa submitted to the Company a Notice of Stockholder Nominations and Intent to Bring Business Before the 1997 Annual Meeting., as required by the Company's Bylaws. This Notice set forth the SCREAM NOMINEES and the SCREAM PROPOSALS, together with certain additional information
required by the Bylaws. As of [February   , 1997], the Company had not indicated
whether it will permit the SCREAM NOMINEES and the SCREAM PROPOSALS to come before the Annual Meeting.

WHAT IS WRONG WITH CURRENT MANAGEMENT

     We believe that the foregoing history clearly demonstrates that management has no interest in enhancing shareholder value and has no intention (or perhaps lacks the capacity) to manage the Company for the benefit of its shareholders. We also believe, however, that management is acutely interested in running the Company for its own benefit, even when its actions may be to the detriment of shareholders. In general, we believe that current management is so entrenched and so focused on sustaining and enriching itself that the only viable option for Talley's shareholders is to begin the process of replacing management entirely.

HISTORICAL PERFORMANCE OF THE COMPANY

     SCREAM has prepared an array of statistical and graphical data to assist you in deciding how to vote your shares. Although SCREAM has made certain calculations, the data was drawn primarily from filings Talley was required to make with the SEC. This data forms the basis for the tables and charts which follow, although the actual tables and charts were prepared by SCREAM. This data demonstrates that, by almost any objective measure, Talley's management has failed to operate the Company effectively and profitably and has failed to preserve and enhance shareholder value.

===================================================================================================
      TABLE 1: STANDARD MEASUREMENTS OF PERFORMANCE UNDER TALLEY'S CURRENT BOARD OF DIRECTORS
===================================================================================================
              YEAR
   (FISCAL YEAR ENDS DEC. 31)        1990       1991       1992       1993       1994       1995
===================================================================================================
  Revenues ('000)                  $336,893   $336,893   $320,718   $324,200   $327,760   $385,286
  Total Assets ('000)              $525,994   $466,891   $363,822   $382,438   $369,903    372,599
  Shares Outstanding ('000)           8,791      8,795      9,189      9,676     10,412     14,001
  Revenues per Share               $  38.32   $  38.31   $  34.90   $  33.51   $  31.48   $  27.52
  Total Assets per Share ('000)    $  59.83   $  53.09   $  39.59   $  39.52   $  35.53   $  26.61
  Book Value per Share             $  11.08   $   6.11   $   4.44   $   3.78   $   3.86   $   4.17
  Cash Flow per Share              $   0.68   $   3.98   $  (4.01)  $   0.21   $   0.07   $  (0.18)
===================================================================================================

     THE NUMBERS ABOVE SPEAK FOR THEMSELVES -- WHETHER MEASURED BY REVENUES PER SHARE, TOTAL ASSETS PER SHARE, BOOK VALUE PER SHARE, OR CASH FLOW PER SHARE, TALLEY IS A COMPANY THAT HAS BEEN GOING NOWHERE.

     To make it easy for you to see how Talley has performed, we have charted certain performance measures for Talley over the past several years.

================================================================================
                                 REVENUES PER     TOTAL ASSETS   BOOK VALUE PER
YEAR                                    SHARE        PER SHARE            SHARE
1990                                    37.89            59.83            11.08
1991                                    38.31            53.09             6.11
1992                                     34.9            39.59             4.44
1993                                    33.51            39.52             3.78
1994                                    31.48            35.53             3.86
1995                                    27.52            26.61             4.17
================================================================================

     With all measures of Talley's performance either flat or declining, it is no surprise that the Company's Common Stock has underperformed the stock market by a wide margin. The graph below depicts the price movement of Talley's Common Stock compared to the S&P 500 Index, a widely used gauge for the performance of the stock market, for every year since 1987. Notice the dramatic percentage rise in the S&P 500 Index, and the equally dramatic underperformance of the Company's stock. THIS IS NOT A PERFORMANCE FOR TALLEY'S BOARD AND MANAGEMENT TO BE PROUD OF -- AND IT IS A RECORD THAT YOU, AS A VOTING SHAREHOLDER OF TALLEY, SHOULD NOT PERMIT TO CONTINUE.

===============================================================
                                   TALLEY - %      S&P 500 - %
YEAR                                   CHANGE           CHANGE
1986                                        0                0
1987                                    -6.29             2.02
1988                                   -23.89            14.67
1989                                   -43.71            45.91
1990                                   -70.42            36.66
1991                                   -79.58            72.21
1992                                   -83.95             78.1
1993                                   -63.53            92.59
1994                                   -57.85            89.62
1995                                   -57.55           154.31
1996                                   -63.53           205.84
===============================================================

     Although Talley's performance has been abysmal over the last several years, and its stock price has fallen drastically, the Board, under William Mallender's leadership, has not been hampered from compensating management handsomely. Consider the following table, which shows how much Mr. Mallender and the five highest paid executives have received each year since 1990, even while Talley's stock underperformed the S&P 500 by a huge margin. The chart on the following page shows that William Mallender has received an enormous compensation package every year, despite the fact that Talley has had significant operating losses and that his compensation bears no rational relationship to the Company's performance.

======================================================================================================
                             1990         1991         1992         1993         1994         1995
------------------------------------------------------------------------------------------------------
  Mallender's Total
    Compensation (1)....  $  605,606   $  520,218   $  660,524   $2,386,630   $1,370,323   $1,022,500
------------------------------------------------------------------------------------------------------
  Five Highest Paid
    Executives' Total
    Compensation (1)....  $1,608,705   $1,403,773   $1,637,859   $6,351,917   $2,762,089   $2,462,649
======================================================================================================

(1) Includes salary, bonus, restricted stock awards, payments made under the Company's long-term incentive program, and "Other Annual Compensation" and "All Other Compensation" as defined in the Company's proxy statements on
    Schedule 14A filed with the SEC.

==============================================================
                                  MALLENDER'S
YEAR                                      PAY    OPERATING EPS
1990                                   605606           (6.25)
1991                                   520218           (5.24)
1992                                   660524           (2.11)
1993                                  2386630           (0.85)
1994                                  1370323            0.13
1995                                  1022554            0.25
==============================================================

LENGTH OF SERVICE OF SENIOR MANAGEMENT AND THE BOARD OF DIRECTORS

     Even a brief review of the backgrounds of Talley's executive officers and directors indicates clearly that current management has been in place so long that it has lost sight of overall market and competitive conditions. Therefore, we believe, the Company literally is starving for "new blood."

     Consider, for example, the following:

     - WILLIAM MALLENDER has been employed by the Company for 26 YEARS -- 2/3 OF HIS ADULT LIFE.

     - On average, the Company's 5 EXECUTIVE OFFICERS have worked for the Company for 19 YEARS -- MORE THAN HALF OF THEIR ADULT LIVES.

     - On average, the Company's 8 NON-MANAGEMENT DIRECTORS have served for more than 12 YEARS -- 2 OF THESE DIRECTORS have been on the Board for 27 YEARS EACH.

     - On average, the 3 DIRECTORS UP FOR REELECTION have served for more than 16 YEARS -- 1 OF THESE DIRECTORS has been on the Board SINCE 1975.

     SCREAM values the wisdom of experience and, of course, does not believe in youth for its own sake. In fact, we readily acknowledge that the average age of the SCREAM NOMINEES is 66. However, we also believe that managers and directors, left undisturbed and unchallenged for an extended period of time, may lose sight of the fact that their mission is to maximize value for the shareholders and not to perpetuate their own existence. And, in the case of Talley's senior personnel, we believe that this has been occurring for some time, to the detriment of the Company and its shareholders.

DIRECTOR COMPENSATION

     We also believe that it is easy to see why the members of the Board are so interested in maintaining their positions. The following is a list of some of the forms of compensation and "perqs" available to non-employee directors EACH
YEAR:

     -  $27,000 retainer;

     -  $1,000 per Board meeting (this amounted to $6,000 PER DIRECTOR in 1995);

     - $650 per Committee meeting (this amounted to $1,300 PER MEMBER of the Audit Committee and $650 PER MEMBER of the Executive Compensation Committee in 1995);

     - REIMBURSEMENT OF EXPENSES for attendance at Board and Committee meetings;

      BENEFITS under the Company's medical plan and travel and accident insurance policy;

     -  1,000 SHARES OF COMMON STOCK; AND

     -  1,000 STOCK OPTIONS.

     Each non-employee directors who has served on the Board for at least five years (which, at present, includes all but one of the Company's eight outside directors) also is entitled to enjoy the following benefits:

     - Upon termination or retirement, deferred compensation/retirement benefits equal to his highest eligible compensation during the preceding three years;

     - $50,000 IN A LUMP-SUM PAYMENT upon resignation from the Board on or after age 70 (which currently applies to two directors); AND

     -  Coverage under Talley's group life insurance policy.

     IT IS EASY TO SEE WHAT THE COMPANY'S DIRECTORS CLING SO TENACIOUSLY TO THEIR POSITIONS -- THEY PROVIDE A QUITE LAVISH COMPENSATION PACKAGE. AND, SINCE A SUBSTANTIAL PORTION OF THE COMPENSATION IS TIED TO LONGEVITY OF SERVICE, THE DIRECTORS HAVE EVERY INCENTIVE TO SETTLE IN FOR THE LONG TERM.

EXECUTIVE COMPENSATION

     Compensation designed with the wrong incentives in mind is by no means limited to the Company's non-employee directors. For example, under his employment contract with the Company, WILLIAM MALLENDER is entitled to receive a BASE SALARY OF NOT LESS THAN $475,000, PLUS A SO-CALLED "PERFORMANCE BONUS," which have together resulted in COMPENSATION IN EXCESS OF $1 MILLION IN EACH OF THE LAST THREE YEARS. In contrast, DURING THIS SAME THREE YEAR PERIOD, THE COMPANY SUFFERED OPERATING LOSSES OF $3.37 MILLION. And, in addition, the Company has provided Mr. Mallender with a "golden parachute," under which Talley must pay him a lump sum equal to twice his annual compensation (including salary and bonus and incentive awards) upon termination of his employment for any reason. THAT IS, MR. MALLENDER CURRENTLY IS ENTITLED TO RECEIVE OVER $2 MILLION IN CASH, EVEN IF THE BOARD TERMINATES HIM FOR GOOD AND SUFFICIENT REASON.

     SCREAM believes that effective executives should be well compensated and that such compensation should be tied directly to reasonable performance expectations. However, we believe that it is entirely inappropriate to reward managers while the Company's business is suffering. We also believe that there is absolutely no justification for granting significant severance benefits when termination is based on a failure to perform or other "good cause."

                         CERTAIN ADDITIONAL INFORMATION

     The Talley Proxy Statement contains certain additional information, including information with respect to management's nominees for election as directors, [any other proposals of the Company's Board of Directors,] the beneficial owners of more than five percent (5%) of the Company's voting securities, stock ownership of directors and officers and the date by which shareholder proposals must be received in order to be included in the Company's proxy materials for its 1998 annual meeting. Such information, which we have not independently verified, is incorporated herein by reference.

                            SOLICITATION OF PROXIES

     SCREAM may solicit proxies by mail, advertisement or other printed means; telephone, facsimile, telegram or other electronic means; or in person. Solicitations are expected to be made by members of SCREAM, as well as by persons whom we hire, and who will be compensated for their efforts. We have requested that banks, brokerage firms and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of the shares they hold of record. We will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

     We have engaged Beacon Hill Partners, Inc. as our proxy solicitors, and anticipate that their fees for this service will approximately $20,000. Through
[February   , 1997], we have expended approximately [$          ] in preparing
for this solicitation and anticipate that we will spend approximately
[$          ], including the proxy solicitors' fee, during the entire process.

     We will bear the costs of our proxy solicitation. Because we believe that this solicitation is in the interests of the Company and its shareholders, we expect to seek reimbursement of our expenses for this solicitation from the Company's Board of Directors, without submission of the matter of a vote of the shareholders.

                                    ANNEX A

                            TEXT OF SCREAM PROPOSALS

SCREAM PROPOSAL NO. 1: ELIMINATE THE CLASSIFIED BOARD AND PROVIDE ONE YEAR TERMS
                       FOR ALL DIRECTORS

     RESOLVED, that the shareholders of Talley Industries, Inc. (the "Company") recommend that the Board of Directors of the Company act to amend Section 1 of Article FIFTH of the Certificate of Incorporation to eliminate the classified Board of Directors, commencing with the election of directors in 1998, by adopting a resolution to that effect and submitting it to a vote of the shareholders at a special meeting called for that purpose as promptly as practicable following the 1997 Annual Meeting.

SCREAM PROPOSAL NO. 2: REQUIRE THE CALL OF SPECIAL STOCKHOLDERS' MEETINGS UPON
                       THE DEMAND OF HOLDERS OF 10% OF THE VOTING STOCK

     RESOLVED, that the shareholders of the Company recommend that the Board of Directors act to amend Section 6 of Article FIFTH of the Certificate of Incorporation to provide that special meetings of the shareholders of the Company shall be called by the Board of Directors, President or Secretary upon delivery thereto of a written demand for the call of such meeting from the holders of ten percent (10%) or more of the Company's then-outstanding voting securities, by adopting a resolution to that effect and submitting it to a vote of the shareholders at a special meeting called for that purpose as promptly as practicable following the 1997 Annual Meeting.

     FURTHER RESOLVED that, in the event that the Certificate of Incorporation shall be amended in the manner contemplated by the foregoing resolution, the shareholders of the Company recommend that the Board of Directors act to amend
Section 2 of Article II of the Bylaws of the Company likewise to provide that special meetings of the shareholders of the Company shall be called by the Board of Directors, President or Secretary of the Company upon delivery thereto of a written demand for the call of such meeting from the holders of ten percent (10%) of the Company's then-outstanding voting securities.

SCREAM PROPOSAL NO. 3: ELIMINATE CERTAIN SUPERMAJORITY VOTING REQUIREMENTS

     RESOLVED, that the shareholders of the Company recommend that the Board of Directors undertake a thorough review of the Company's Certificate of Incorporation and Bylaws for the purpose of identifying and removing those provisions that limit shareholder participation and that, at a minimum, the Board of Directors act to amend Section 8 of Article FIFTH of the Certificate of Incorporation to eliminate requirement of an eighty percent (80%) affirmative vote to amend (i) Section 1 of Article FIFTH (structure of the Board of Directors) and (ii) Section 6 of Article FIFTH (call of special meetings upon demand of shareholders), by adopting a resolution to that effect and submitting it to a vote of the shareholders at a special meeting called for that purpose as promptly as practicable following the 1997 Annual Meeting.

SCREAM PROPOSAL NO. 4: ELIMINATE THE COMPANY'S RIGHTS ("POISON PILL") PLAN OR
                       SUBMIT THE QUESTION OF ITS ELIMINATION OR RETENTION TO A BINDING VOTE OF THE STOCKHOLDERS

     RESOLVED, that the shareholders of the Company recommend that the Board of Directors of the Company either (i) redeem all of the preferred stock purchase rights ("Rights") granted by dividend declared on April 29, 1986 to shareholders of record on May 16, 1986 or issued thereafter pursuant to the Rights Agreement dated as of April 30, 1986 between the Company and Manufacturers Hanover Trust Company of California, as amended, and, thereby, eliminate the Rights and the Rights Agreement or (ii) submit to a binding vote of the shareholders the question or whether to retain or eliminate such Rights and Rights Agreement, by adopting a resolution to that effect and submitting it to a vote of the shareholders at a special meeting called for that purpose as promptly as practicable following the 1997 Annual Meeting.

SCREAM PROPOSAL NO. 5: RETAIN AN INDEPENDENT INVESTMENT BANKER AND INSTITUTE A
                       RESTRUCTURING PROGRAM AND OTHER STEPS TO ENHANCE SHAREHOLDER VALUE

     RESOLVED, that the shareholders of the Company recommend that the Board of Directors of the Company retain an independent investment banker or other, similar financial adviser for the purposes of (A) evaluating all of the Company's businesses and recommending a coherent restructuring program, including, without limitation, identifying those businesses that should be retained and developed and those that should be divested and how most effectively to apply the proceeds of such divestitures, as well as funds already in the Company's treasury, and assisting the Board in implementing such a program as promptly as practicable and (B) considering the advisability of declaring a special dividend to the Company's shareholders and/or implementing a stock buyback program as means of enhancing shareholder value.

     FURTHER RESOLVED, that the shareholders of the Company believe that Bear, Stearns & Co. heretofore has performed inadequately in its role as financial adviser to the Board of Directors and, that therefore, it is in the best interests of the shareholders that another financial adviser be retained pursuant to the foregoing resolution.

                                    ANNEX B

              CERTAIN INFORMATION REGARDING THE MEMBERS OF SCREAM

SHARE OWNERSHIP INFORMATION

     The following table sets forth the name, business address and number of shares of voting securities owned beneficially by each of the participants in this proxy solicitation or their associates as of February 24, 1997. No such participant or associate owns any securities other than shares of Common Stock and no such participant or associate owns any such shares of record but not beneficially.

                                                                 AMOUNT AND NATURE OF
                    NAME AND BUSINESS ADDRESS                    BENEFICIAL OWNERSHIP
     -------------------------------------------------------    -----------------------
     Saad A. Alissa.........................................    1,121,000 Common Shares(1)
     Abdullatif Ali Alissa Est.
     P.O. Box 192
     Alkhobar 31952, Saudi Arabia

     Robert T. Craig........................................        1,000 Common Shares
     14 Spotted Sandpiper
     Hilton Head Island, SC 29928

     William B. Danzell.....................................        4,950 Common Shares
     Danzell Investment Management, Ltd.
     18 Pope Avenue
     Executive Park Road
     Hilton Head Island, SC 29938

     Ralph A. Rockow........................................      350,000 Common Shares
     Exodyne, Inc.
     Exodyne Business Park
     8433 North Black
     Canyon Highway,
     Suite 200
     Phoenix, AR 85021

     George A. Sawyer.......................................          -0- Common Shares
     2001 Jefferson Davis Highway
     Suite 607
     Arlington, VA 22202

---------------
(1) Consists of (i) 34,000 shares held directly by Mr. Alissa; (ii) 721,000 shares held by Financial Investors Limited, a Cayman Islands corporation that is a wholly owned subsidiary of Abdullatif Ali Alissa Est. (the "Establishment"), a sole proprietorship organized under the laws of the Kingdom of Saudi Arabia, of which Mr. Alissa is the President; and (iii) 365,900 shares held by General Investors Limited, a Cayman Islands corporation of which Mr. Alissa is the sole shareholder. Mr. Alissa serves as the sole director and Secretary of Financial Investors Limited and General Investors Limited.

SHARE TRANSACTION INFORMATION

     The following tables set forth information with respect to all purchases and sales of the Company's voting securities (in all cases, Common Stock) by members of SCREAM and their associates during the past two years (since March 1, 1995).

  SHARES PURCHASED DIRECTLY OR INDIRECTLY BY SAAD A. ALISSA

                             NUMBER
          DATE             OF SHARES     PRICE
-------------------------  ---------     -----
08/24/95.................     5,000      8.000
08/29/95.................     5,000      7.875
09/05/95.................       500      7.875
09/05/95.................     5,000      8.000
09/06/95.................     5,000      8.000
09/07/95.................     4,000      8.375
09/07/95.................     5,000      8.375
09/14/95.................     2,600      9.000
09/14/95.................    10,000      9.250
09/25/95.................     5,000      9.125
09/26/95.................     5,000      8.875
09/26/95.................     5,000      8.875
09/27/95.................     5,000      8.875
09/28/95.................     5,000      8.875
09/29/95.................     5,000      8.875
10/02/95.................     2,100      8.875
10/02/95.................     1,100      8.875
10/03/95.................     1,600      8.875
10/10/95.................     5,000      8.750
10/12/95.................     4,300      8.750
10/13/95.................     5,000      8.875
07/10/96.................     3,200      8.250
07/11/96.................    10,000      8.500
07/11/96.................    10,000      8.250
07/12/96.................     3,200      8.125
07/12/96.................     3,200      8.125
07/15/96.................     1,800      8.125
07/15/96.................     1,800      8.125
07/16/96.................    10,000      7.625
07/16/96.................    10,000      7.750
07/18/96.................     5,000      8.000
07/22/96.................     3,000      8.000
07/23/96.................     3,500      7.750
07/23/96.................     1,500      7.625
07/25/96.................     5,000      7.500
07/26/96.................     4,000      7.500
07/26/96.................     4,000      7.500
08/14/96.................    12,000      7.875
08/16/96.................     3,000      7.750
08/30/96.................    10,000      7.750
08/30/96.................    10,000      7.625
09/02/96.................    10,000      7.750
09/16/96.................     4,000      7.500

  SHARES PURCHASED BY ROBERT T. CRAIG

                            NUMBER
          DATE             OF SHARES     PRICE
-------------------------  ---------     -----
9/14/95..................     1,000      9.125

  SHARES PURCHASED BY WILLIAM B. DANZELL

                            NUMBER
          DATE             OF SHARES     PRICE
-------------------------  ---------     -----
7/8/96...................     2,000      8.375

  SHARES PURCHASED BY RALPH A. ROCKOW

                            NUMBER
          DATE             OF SHARES     PRICE
-------------------------  ---------     -----
3/25/96..................     1,000      7.00
3/26/96..................     8,900      7.00
3/27/96..................    10,200      7.00
3/28/96..................     5,900      7.00
3/28/96..................    24,000      7.00

     No part of the purchase price of any of the shares purchased by the participants as reflected above was represented by borrowed funds.

CERTAIN ADDITIONAL BACKGROUND REGARDING SCREAM MEMBERS

     Saad A. Alissa is the President of Abdullatif Ali Alissa Est. (the "Establishment"), a sole proprietorship organized under the laws of the Kingdom of Saudi Arabia. The Establishment's principal business is importing and operating a dealership for General Motors and Isuzu Motors automobiles, spare parts and accessories. Its principal business address is Post Office Box 192, Alkhobar 81962, Saudi Arabia.

     William B. Danzell is the President and principal shareholder of Danzell Investment Management Ltd., a South Carolina corporation engaged in the business of providing investment advisory services. The principal business address of Danzell Investment Management Ltd. is 18 Pope Avenue, Executive Park Road, Hilton Head Island, SC 29938.

     The current occupations and principal business addresses of each of the other participants in this proxy solicitation appear under the heading "Election of the Scream Nominees to the Board of Directors" of this Proxy Statement.

     None or the members of SCREAM and no other person who may be deemed to be a "participant" in this proxy solicitation currently is, or during the last year has been, a party to any contract, arrangement or understanding with any other person with respect to any of the Company's securities, except as set forth in this Proxy Statement.

     There has been no transaction since the beginning of Talley's last fiscal year, and there is not currently any proposed transaction to which Talley is a party, in which SCREAM or any of its members or an "associate" or any immediate family member of any of the foregoing persons or any other person who may be deemed to be a "participant" in this proxy solicitation had or will have a direct material interest including, without limitation, any understanding with respect to any future employment or any future transaction in which Talley or any of its affiliates is a party.

                        YOUR VOTE IS EXTREMELY IMPORTANT

     No matter how many or how few Talley shares you own, please vote FOR the SCREAM NOMINEES and IN FAVOR OF the SCREAM PROPOSALS by SIGNING, MARKING, DATING and MAILING your BLUE proxy card(s) in the enclosed postage-paid envelope. If you wish to vote FOR OUR NOMINEES and IN FAVOR OF OUR PROPOSALS, you must submit the enclosed BLUE proxy card(s) and MUST NOT later submit Talley's proxy card.

     If you have already voted and returned Talley's proxy card, you have every legal right to change you mind and vote FOR OUR NOMINEES and IN FAVOR OF OUR PROPOSALS on the BLUE proxy card(s). Only your latest dated proxy card will be counted at the Annual Meeting.

     If your shares are held for you by a bank or brokerage firm, only your bank or brokerage firm can vote your shares, and only after receiving your voting instructions. Please call your bank or broker and instruct your representative to vote your shares FOR OUR NOMINEES and FOR OUR PROPOSALS on the BLUE proxy card(s).

     TIME IS OF THE ESSENCE. PLEASE VOTE AND RETURN YOUR COMPLETED AND SIGNED BLUE PROXY CARD(S) TODAY.

     If you have any questions or need assistance in voting your shares or in changing your vote, please contact Beacon Hill Partners, Inc. at the toll-free number listed below:

     BEACON HILL PARTNERS
     90 BROAD STREET
     NEW YORK, NEW YORK, 10004
     (212) 843-8500 (CALL "COLLECT")
                OR
     CALL TOLL FREE -- (800) 854-9486

================================================================================

         THIS PROXY SOLICITED ON BEHALF OF THE SHAREHOLDERS' COMMITTEE
       TO REMOVE ENTRENCHED AND ARROGANT MANAGEMENT OF TALLEY INDUSTRIES,
                                      INC.

           IN CONNECTION WITH THE 1997 ANNUAL MEETING OF SHAREHOLDERS

        The undersigned shareholder of Talley Industries, Inc. ("Talley") hereby appoints Robert T. Craig and Ralph A. Rockow, and each of them, as lawful attorneys and proxies, with several power of substitution, for and in the name of the undersigned to represent, and vote, as designated below, all shares of the Common Stock of Talley which the undersigned is entitled to vote at the 1997 Annual Meeting of the
     Shareholders of Talley to be held on April 8, 1997, [    ] [ .m.]
     local time, or at any adjournment, postponement or rescheduling thereof (collectively, the "Annual Meeting"). The undersigned hereby revokes any and all previous proxies with respect to the matters covered by this proxy and the voting of such shares at the Annual Meeting.

     A. ELECTION OF DIRECTORS

        [ ] FOR all nominees listed below (except as marked to the contrary below)

        [ ] WITHHOLD AUTHORITY for all nominees listed below

                                                              PRELIMINARY COPIES

        Nominees: Robert T. Craig; Ralph A. Rockow; George A. Sawyer

        INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE PRINT THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

     -------------------------------------------------------------

     B. ADOPTION OF SCREAM PROPOSALS

     1. SCREAM Proposal No. 1, recommending that the Board of Directors act to amend the Certificate of Incorporation to eliminate the staggered Board of Directors.

        [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

     2. SCREAM Proposal No. 2, recommending that the Board of Directors act to amend the Certificate of Incorporation and Bylaws to permit holders of ten percent (10%) or more of the Company's voting stock to call special meetings.

        [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

     3. SCREAM Proposal No. 3, recommending that the Board of Directors undertake a thorough review of the Company's Certificate of Incorporation and Bylaws for the purpose of identifying and removing those provisions that limit stockholder participation.

        [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

     4. SCREAM Proposal No. 4, recommending that the Board of Directors either (i) eliminate both the Rights and the Rights Plan or (ii) submit to a binding vote of the stockholders the question of whether to retain or eliminate such Rights and Rights Plan.

        [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

                  (continued, and to be signed, on other side)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          (continued from other side)

     5. SCREAM Proposal No. 5, recommending that the Board of Directors retain an independent investment banker or other, similar financial adviser (other than Bear Stearns which has served in that role for some considerable period) for the purposes of (A) evaluating all of the Company's businesses and recommending a coherent restructuring program and (B) considering the advisability of declaring a special dividend to the Company's stockholders and/or implementing a stock buy-back program as means of enhancing shareholder value.

        [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

     B. MANAGEMENT PROPOSALS

        [To be added]

     C. DISCRETIONARY AUTHORITY

        In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment, postponement or rescheduling thereof.

       PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE
                               ENCLOSED ENVELOPE.

     THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES LISTED ABOVE, "IN FAVOR" OF SCREAM PROPOSALS NO. 1, NO. 2, NO. 3, NO. 4 AND NO. 5 [ADD RECOMMENDATIONS AS TO MANAGEMENT PROPOSALS] AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO OTHER MATTERS.

      PLEASE DATE AND SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS HEREON.

                                            Dated:                   , 1997
                                                   ------------------

                                            -------------------------------
                                                  SIGNATURE OF OWNER

                                            -------------------------------
                                             ADDITIONAL SIGNATURE OF JOINT
                                                    OWNER (IF ANY)

                                            IF STOCK IS JOINTLY HELD, EACH
                                            JOINT OWNER SHOULD SIGN. WHEN
                                            SIGNING AS ATTORNEY-IN-FACT,
                                            EXECUTOR, ADMINISTRATOR,
                                            TRUSTEE, GUARDIAN, CORPORATE
                                            OFFICER OR PARTNER, PLEASE GIVE
                                            FULL TITLE.

     TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF SCREAM, JUST SIGN, DATE AND RETURN THIS PROXY--NO BOXES NEED BE CHECKED.

================================================================================

================================================================================

         THIS PROXY SOLICITED ON BEHALF OF THE SHAREHOLDERS' COMMITTEE
       TO REMOVE ENTRENCHED AND ARROGANT MANAGEMENT OF TALLEY INDUSTRIES,
                                      INC.

           IN CONNECTION WITH THE 1997 ANNUAL MEETING OF SHAREHOLDERS

        The undersigned shareholder of Talley Industries, Inc. ("Talley") hereby appoints Robert T. Craig and Ralph A. Rockow, and each of them, as lawful attorneys and proxies, with several power of substitution, for and in the name of the undersigned to represent, and vote, as designated below, all shares of the Series A Preferred Stock of Talley which the undersigned is entitled to vote at the 1997 Annual Meeting of the Shareholders of Talley to be held on April 8, 1997, [ ] [ .m] local time, or at any adjournment, postponement or rescheduling thereof (collectively, the "Annual Meeting"). The undersigned hereby revokes any and all previous proxies with respect to the matters covered by this proxy and the voting of such shares at the Annual Meeting.

     I.  ADOPTION OF SCREAM PROPOSALS

     1. SCREAM Proposal No. 1, recommending that the Board of Directors act to amend the Certificate of Incorporation to eliminate the staggered Board of Directors.

        [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

     2. SCREAM Proposal No. 2, recommending that the Board of Directors act to amend the Certificate of Incorporation and Bylaws to permit holders of ten percent (10%) or more of the Company's voting stock to call special meetings.

        [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

     3. SCREAM Proposal No. 3, recommending that the Board of Directors undertake a thorough review of the Company's Certificate of Incorporation and Bylaws for the purpose of identifying and removing those provisions that limit stockholder participation.

        [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

     4. SCREAM Proposal No. 4, recommending that the Board of Directors either (i) eliminate both the Rights and the Rights Plan or (ii) submit to a binding vote of the stockholders the question of whether to retain or eliminate such Rights and Rights Plan.

        [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

     5. SCREAM Proposal No. 5, recommending that the Board of Directors retain an independent investment banker or other, similar financial adviser (other than Bear Stearns which has served in that role for some considerable period) for the purposes of (A) evaluating all of the Company's businesses and recommending a coherent restructuring program and (B) considering the advisability of declaring a special dividend to the Company's stockholders and/or implementing a stock buy-back program as means of enhancing shareholder value.

        [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

                  (continued, and to be signed, on other side)

                                                         PRELIMINARY COPIES

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          (continued from other side)

     II.  MANAGEMENT PROPOSALS
          [To be added]

     III. DISCRETIONARY AUTHORITY

        In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment, postponement or rescheduling thereof.

       PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE
                               ENCLOSED ENVELOPE.

     THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "IN FAVOR" OF SCREAM PROPOSALS NO. 1, NO. 2, NO. 3, NO. 4 AND NO. 5 [ADD RECOMMENDATIONS AS TO MANAGEMENT PROPOSALS] AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO OTHER MATTERS.

      PLEASE DATE AND SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS HEREON.

                                            Date:                    , 1997
                                                  -------------------

                                            -------------------------------
                                                  SIGNATURE OF OWNER

                                            -------------------------------
                                             ADDITIONAL SIGNATURE OF JOINT
                                                    OWNER (IF ANY)

                                            IF STOCK IS JOINTLY HELD, EACH
                                            JOINT OWNER SHOULD SIGN. WHEN
                                            SIGNING AS ATTORNEY-IN-FACT,
                                            EXECUTOR, ADMINISTRATOR,
                                            TRUSTEE, GUARDIAN, CORPORATE
                                            OFFICER OR PARTNER, PLEASE GIVE
                                            FULL TITLE.

     TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF SCREAM, JUST SIGN, DATE AND RETURN THIS PROXY--NO BOXES NEED BE CHECKED.

================================================================================

================================================================================

         THIS PROXY SOLICITED ON BEHALF OF THE SHAREHOLDERS' COMMITTEE
       TO REMOVE ENTRENCHED AND ARROGANT MANAGEMENT OF TALLEY INDUSTRIES,
                                      INC.

           IN CONNECTION WITH THE 1997 ANNUAL MEETING OF SHAREHOLDERS

        The undersigned shareholder of Talley Industries, Inc. ("Talley") hereby appoints Robert T. Craig and Ralph A. Rockow, and each of them, as lawful attorneys and proxies, with several power of substitution, for and in the name of the undersigned to represent, and vote, as designated below, all shares of the Series B Preferred Stock of Talley which the undersigned is entitled to vote at the 1997 Annual Meeting of the Shareholders of Talley to be held on April 8, 1997, [ ] [ .m] local time, or at any adjournment, postponement or rescheduling thereof (collectively, the "Annual Meeting"). The undersigned hereby revokes any and all previous proxies with respect to the matters covered by this proxy and the voting of such shares at the Annual Meeting.

     I.  ADOPTION OF SCREAM PROPOSALS

     1. SCREAM Proposal No. 1, recommending that the Board of Directors act to amend the Certificate of Incorporation to eliminate the staggered Board of Directors.

        [ ] FOR                  [ ] AGAINST                 [ ] ABSTAIN

     2. SCREAM Proposal No. 2, recommending that the Board of Directors act to amend the Certificate of Incorporation and Bylaws to permit holders of ten percent (10%) or more of the Company's voting stock to call special meetings.

        [ ] FOR                  [ ] AGAINST                 [ ] ABSTAIN

     3. SCREAM Proposal No. 3, recommending that the Board of Directors undertake a thorough review of the Company's Certificate of Incorporation and Bylaws for the purpose of identifying and removing those provisions that limit stockholder participation.

        [ ] FOR                  [ ] AGAINST                 [ ] ABSTAIN

     4. SCREAM Proposal No. 4, recommending that the Board of Directors either (i) eliminate both the Rights and the Rights Plan or (ii) submit to a binding vote of the stockholders the question of whether to retain or eliminate such Rights and Rights Plan.

        [ ] FOR                  [ ] AGAINST                 [ ] ABSTAIN

     5. SCREAM Proposal No. 5, recommending that the Board of Directors retain an independent investment banker or other, similar financial adviser (other than Bear Stearns which has served in that role for some considerable period) for the purposes of (A) evaluating all of the Company's businesses and recommending a coherent restructuring program and (B) considering the advisability of declaring a special dividend to the Company's stockholders and/or implementing a stock buy-back program as means of enhancing shareholder value.

        [ ] FOR                  [ ] AGAINST                 [ ] ABSTAIN

                  (continued, and to be signed, on other side)

                                                         PRELIMINARY COPIES

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          (continued from other side)

     II.  MANAGEMENT PROPOSALS

          [TO BE ADDED]

     III. DISCRETIONARY AUTHORITY

        In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment, postponement or rescheduling thereof.

       PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE
                               ENCLOSED ENVELOPE.

     THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "IN FAVOR" OF SCREAM PROPOSALS NO. 1, NO. 2, NO. 3, NO. 4 AND NO. 5 [ADD RECOMMENDATIONS AS TO MANAGEMENT PROPOSALS] AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO OTHER MATTERS.

      PLEASE DATE AND SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS HEREON.

                                            Date:                    , 1997
                                                  -------------------

                                            -------------------------------
                                                  SIGNATURE OF OWNER

                                            -------------------------------
                                             ADDITIONAL SIGNATURE OF JOINT
                                                    OWNER (IF ANY)

                                            IF STOCK IS JOINTLY HELD, EACH
                                            JOINT OWNER SHOULD SIGN. WHEN
                                            SIGNING AS ATTORNEY-IN-FACT,
                                            EXECUTOR, ADMINISTRATOR,
                                            TRUSTEE, GUARDIAN, CORPORATE
                                            OFFICER OR PARTNER, PLEASE GIVE
                                            FULL TITLE.

     TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF SCREAM, JUST SIGN, DATE AND RETURN THIS PROXY -- NO BOXES NEED BE CHECKED.

================================================================================